Exhibit 99.4



          AMENDMENT NO. 2 TO RIGHTS AGREEMENT

1.   General  Background.  First Chicago Trust  Company
     of   New   York  (the  "Rights  Agent")  and   EOG
     Resources,  Inc.   ("EOG")  have  entered  into  a
     Rights Agreement, dated February 14, 2000 (as amended, the "Agreement"). The Rights Agent and
     EOG desire to amend the Agreement in certain respects.

2. Effectiveness. This Amendment shall be effective as of December 20, 2001 (the "Amendment") and all defined terms and definitions in the Agreement shall be the same in the Amendment except as specifically revised by the Amendment.

3.   Revision.    Section 21 of the Agreement  entitled
     "Change of Rights Agent" is hereby deleted in its entirety and replaced with the following:

     Change  of Rights Agent.  The Rights Agent or  any
     successor   Rights  Agent  may   resign   and   be
     discharged  from its duties under  this  Agreement
     upon  30  days'  notice in writing mailed  to  the
     Company  and to each transfer agent of the  Common
     Shares  or  Preferred  shares  by  registered   or
     certified  mail and to the holders  of  the  Right
     Certificates by first-class mail.  The Company may
     remove  the  Rights Agent or any successor  Rights
     Agent  upon 30 days' notice in writing  mailed  to
     the Rights Agent or successor Rights Agent, as the
     case  may  be, and to each transfer agent  of  the
     Common Shares or Preferred Shares by registered or
     certified  mail, and to the holders of  the  Right
     Certificates by first-class mail.  If  the  Rights
     Agent   shall  resign  or  be  removed  or   shall
     otherwise become incapable of acting, the  Company
     shall appoint a successor to the Rights Agent.  If
     the  Company  shall fail to make such  appointment
     within a period of 30 days after giving notice  of
     such  removal  or  after it has been  notified  in
     writing of such resignation or incapacity  by  the
     resigning or incapacitated Rights Agent or by  the
     holder  of  a  Right Certificate (who shall,  with
     such    notice,   submit   such   holder's   Right
     Certificate  for inspection by the company),  then
     the registered holder of any Right Certificate may
     apply  to any court of competent jurisdiction  for
     the  appointment  of  a  new  Rights  Agent.   Any
     successor Rights Agent, whether appointed  by  the
     Company or by such a court, shall be a corporation
     or  trust  company  organized and  doing  business
     under  the  laws  of the United  States,  in  good
     standing, which is authorized under such  laws  to
     exercise corporate trust or stock transfer  powers
     and  is  subject to supervision or examination  by
     federal   or   state  authority  and   which   has
     individually or combined with an affiliate at the time of its appointment as Rights Agent a combined capital and surplus of at least $100 million dollars. After appointment, the successor Rights
     Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights
     Agent  shall deliver and transfer to the successor
     Rights Agent any property at the time held  by  it


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     hereunder,  and  execute and deliver  any  further
     assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights
     Agent and each transfer agent of the Common Shares or Preferred Shares, and mail a notice thereof in writing to the registered holders of the Right
     Certificates. Failure to give any notice provided for in this Section, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

4. Except as amended hereby, the Agreement and all schedules or exhibits thereto shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of this 20th day of December, 2001.

EOG Resources, Inc.            First Chicago Trust Co.
                               of New York

 /s/   David R. Looney            /s/  M. J. Foley
------------------------      ------------------------
By:    David R. Looney        By:     M. J. Foley
Title: Vice President         Title:  Chief Marketing
       Finance                        Officer